Exhibit 4.2

CERTIFICATE OF DESIGNATION
8.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES
OF PYXIS TANKERS INC.
The undersigned,  Valentios Valentis, does hereby certify:
1.	That he is the duly elected and acting Chief Executive Officer of Pyxis Tankers Inc., a Marshall Islands corporation (the “Company”).
2.
That, pursuant to the authority conferred by the Company’s Articles of Incorporation, a duly authorized committee of the Company’s Board of Directors, [at a special meeting held on][by unanimous written consent dated] [●], 2020, adopted the following resolution creating a series of preferred shares of the Company designated as “8.25% Series A Cumulative Redeemable Perpetual Preferred Shares.”

[RESOLVED, a series of Preferred Shares, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows: ]
Section 1 Designation.
The Board of Directors hereby designates and creates a series of preferred shares to be designated as “8.25% Series A Cumulative Redeemable Perpetual Preferred Shares” (the “Series A Preferred Shares”) and fixes the preferences, rights, powers and duties of the holders of the Series A Preferred Shares (the “Series A Preferred Holders”) as set forth in this Certificate of Designation. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which dividends on the Series A Preferred Shares may begin accruing, to the extent such dates may differ. The Series A Preferred Shares represent perpetual equity interests in the Company and shall not give rise to a claim by the holder for redemption thereof at a particular date.
Section 2 Shares.
The authorized number of Series A Preferred Shares shall be [●] shares, subject to increase by filing an amendment to this Certificate of Designation with respect to such additional shares. The Company may, without notice to or consent of the holders of the then outstanding Series A Preferred Shares, authorize and issue additional Series A Preferred Shares.
Series A Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.
Section 3 Definitions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Articles of Incorporation” means the Articles of Incorporation of the Company, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.
“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Bylaws” means the bylaws of the Company, as they may be amended from time to time.
“Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.
“Change of Control” means an event the result of which is that (i) Mr. Valentios Valentis and his Affiliates cease to own at least 20% of the voting securities of the Company, or (ii) a person or group acquires at least 50% voting control of the Company, and in the case of each of either (i) or (ii), neither the Company nor any surviving entity has its common stock listed on a recognized U.S. exchange.
“Change of Control Notice” has the meaning set forth in Section 8.
“Change of Control Redemption Price” means
(i)	After the Series A Issue Date and prior to and not including [______], 2021: $26.63 per share;
(ii)	On or after [______], 2021 and prior to and not including [_______], 2022: $25.81 per share; and
(iii)	On or after [______], 2022: the Series A Liquidation Preference per share.
“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other outstanding class of common stock of the Company.
“Company” has the meaning set forth in the introductory paragraph of this Certificate of Designation.
“Dividend Nonpayment” has the meaning set forth in Section 6(b).
“Junior Securities” has the meaning set forth in Section 9(a).
“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.
“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 5(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Shares.
“Parity Securities” has the meaning set forth in Section 9(b).

“Paying Agent” means VStock Transfer, LLC, acting in its capacity as paying agent for the Series A Preferred Shares, and its successors and assigns or any other payment agent appointed by the Company.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
“Preferred Shares” means securities of the Company, designated as “Preferred Shares,” including the Series A Preferred Shares, which entitles the holder thereof to a preference with respect to dividends, or as to the distribution of assets upon any Liquidation Event, over common stock.
“Record Holder” means the Person in whose name Series A Preferred Shares are registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.
“Registrar” means the Registrar of Corporations as defined in Section 5 of the BCA.
“Senior Securities” has the meaning set forth in Section 9(c).
“Series A Dividends” means dividends with respect to the Series A Preferred Shares pursuant to Section 4 of this Certificate of Designation.
“Series A Dividend Payment Date” means the 20th day of each calendar month.

“Series A Dividend Period” means a period of time from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Issue Date), to but excluding the next Series A Dividend Payment Date for such Series A Dividend Period.
“Series A Dividend Rate” means a rate equal to 8.25% per annum of the Series A Liquidation Preference per Series A Preferred Share.
“Series A Dividend Record Date” has the meaning set forth in Section 4(b).
“Series A Preferred Holder” means a Record Holder of the Series A Preferred Shares.
“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Share initially equal to $25.00 per share.
“Series A Issue Date” means the original date of issuance of Series A Preferred Shares, or [______], 2020.
“Series A Preferred Shares” means Preferred Shares having the designations, preferences, rights, powers and duties set forth in this Certificate of Designation.
“Series A Redemption Date” has the meaning set forth in Section 7.
“Series A Redemption Notice” has the meaning set forth in Section 7(b).
“Series A Redemption Price” has the meaning set forth in Section 7(a).
“Transfer Agent” means VStock Transfer, LLC, acting it is capacity as registrar and transfer agent for the Series A Preferred Shares, and its successors and assigns or any other bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Series A Preferred Shares.

Section 4 Dividends.
(a) Dividends on each Series A Preferred Share (the “Series A Dividends”) shall be cumulative and shall accrue at the Series A Dividend Rate from and including the Series A Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from the Series A Dividend Payment Date immediately preceding the issuance date of such Series A Preferred Shares) until such time as the Company pays the Series A Dividend or redeems the Series A Preferred Shares in full in accordance with Section 7 below, whether or not such Series A Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Series A Preferred Holders shall be entitled to receive Series A Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series A Dividend Rate per Series A Preferred Share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared by the Company to be paid by the Company in accordance with this Section 4, shall be paid monthly on each Series A Dividend Payment Date. Dividends shall accumulate in each Series A Dividend Period from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Issue Date), to but excluding the next Series A Dividend Payment Date for such Series A Dividend Period. If any Series A Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared Series A Dividends may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. Series A Dividends on the Series A Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Not later than 5:00 p.m., New York City time, on each Series A Dividend Payment Date, the Company shall pay those Series A Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the Series A Preferred Holders as such Series A Preferred Holders’ names appear on the Company’s share transfer books maintained by the Registrar and the Transfer Agent on the record date. The applicable record date for any Series A Dividend payment shall be the [fifth] Business Day immediately preceding the applicable Series A Dividend Payment Date, or such other date as may be designated by the Board of Directors or an officer of the Company authorized by the Board of Directors that is not more than 60 days prior to such Series A Dividend Payment Date (the “Series A Dividend Record Date”).
No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series A Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series A Preferred Shares and any Parity Securities through the most recent respective Series A Dividend Payment Dates.
Accumulated Series A Dividends in arrears for any past Series A Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series A Dividend Payment Date, to Series A Preferred Holders on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Dividends in arrears on all outstanding Series A Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series A Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the oldest. If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Series A Preferred Holders shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series A Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares. Declared Series A Dividends shall be paid to the Paying Agent in same-day funds on each Series A Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to Series A Preferred Holders in accordance with the instructions of such Series A Preferred Holders. In certain circumstances, dividends may be paid by check mailed to the registered address of the Series A Preferred Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 5 Liquidation Rights.
(a) Upon the occurrence of any Liquidation Event, Series A Preferred Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Shares in an amount equal to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared).
For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the Series A Preferred Holders or any Parity Securities and (y) the Series A Preferred Holders shall be entitled to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per Series A Preferred Share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Series A Preferred Holders shall not be entitled to any other amounts from the Company, in their capacity as Series A Preferred Holders, after they have received the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preferred Shares such that, from and after payment of the full Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such Series A Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) In the event of any distribution or payment described in Section 5(a) above where the Company’s assets available for distribution to holders of the outstanding Series A Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series A Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series A Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared).
(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series A Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.
Section 6 Voting Rights.
(a) Notwithstanding anything to the contrary in this Certificate of Designation, the Series A Preferred Shares shall have no voting rights except as set forth in this Section 6 or as otherwise provided by the BCA.

(b) In the event that eighteen (18) monthly Series A Dividends are in arrears, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends) (a “Dividend Nonpayment”), then the authorized number of directors on the Board of Directors shall, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by one (1) and the Series A Preferred Holders, voting together as a single class, shall be entitled, at the Company’s next annual meeting of shareholders or at a special meeting of shareholders as provided below, to vote for the election of one (1) additional member of the Board of Directors (the “Preferred Share Director”); provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) the election of any such Preferred Share Director will not cause the Company to violate the corporate governance requirements of the Nasdaq Capital Market, including the rules and regulations applicable to “foreign private issuers” (or such other exchange or automated quotation system on which the Company’s securities may be listed or quoted), and (iii) the Preferred Share Director shall not be a person that is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3).
In the event of a Dividend Nonpayment, the holders of at least 50% of the outstanding Series A Preferred Shares may request that the Board of Directors call a special meeting of shareholders to elect such Preferred Share Director; provided, however, that, to the extent permitted by the Company’s Bylaws in effect from time to time, if the next annual or special meeting of shareholders is scheduled to be held within ninety (90) days after the receipt of such request, the election of such Preferred Share Director shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of shareholders. The Preferred Share Director shall stand for reelection annually, at each subsequent annual meeting of shareholders, so long as the Series A Preferred Holders continue to have such voting rights. At any meeting at which the holders of Series A Preferred Shares are entitled to elect a Preferred Share Director, the holders of record of at least one-third of the then outstanding Series A Preferred Shares, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of record of a majority of such Series A Preferred Shares so present or represented by proxy shall be sufficient to elect the Preferred Share Director.
If and when all dividends accumulated and in arrears on the Series A Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose (a “Nonpayment Remedy”), the holders of Series A Preferred Shares shall immediately, and without any further action by the Company, be divested of the voting rights described in this Section 6(b), subject to the revesting of such right as set forth in this Section 6 in the event of a subsequent Dividend Nonpayment and, with respect to funds set apart for payment, upon failure to pay the dividend on the Series A Dividend Payment Date. Upon any termination of the right of the holders of Series A Preferred Shares to vote as a class for a Preferred Share Director, the term of office of the Preferred Share Director then in office elected by such Series A Preferred Holders voting as a class shall terminate at the next annual meeting of shareholders following the date of the Nonpayment Remedy or his or her earlier death, resignation or removal and the authorized number of directors on the Board of Directors shall automatically decrease by one.
The Preferred Share Director may be removed at any time, with or without cause, by the holders of a majority of the then outstanding Series A Preferred Shares when they have the voting rights described in this Section 6(b). In the event that a Dividend Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Share Director (other than prior to the initial election of the Preferred Share Director after a Dividend Nonpayment) may be filled by a vote of the holders of a majority of the then outstanding Series A Preferred Shares when they have the voting rights described above; provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) that the election of any such Preferred Share Director to fill such vacancy will not cause the Company to violate the corporate governance requirements of the Nasdaq Capital Market, including the rules and regulations applicable to “foreign private issuers” (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted), and (iii) the Preferred Share Director shall not be a person that is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3). The Preferred Share Director shall each be entitled to one vote on any matter that may come before the Board of Directors for a vote.

(c) Unless the Company shall have received the affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Shares, voting as a single class, the Company shall not (A) adopt any amendment to the Articles of Incorporation or this Certificate of Designation that materially and adversely alters the preferences, powers or rights of the Series A Preferred Shares; (B) declare or pay any dividends on or repurchase any Junior Securities during any time that all declared dividends on the Series A Preferred Shares have not been paid in full; or (C) engage in a merger, consolidation or share exchange that materially and adversely affects the rights, preferences or voting power of the Series A Preferred Shares, unless such Series A Preferred Shares are converted into or exchanged for (x) cash equal to or greater than the applicable redemption price per share, or (y) preferred shares of the surviving entity having rights, preferences or privileges that are materially the same as those of the Series A Preferred Shares. For the avoidance of doubt, so long as such action does not materially and adversely affect the preferences, powers or rights of the Series A Preferred Shares, the Company may amend, alter or repeal any terms of this Certificate of Designation.
In addition, unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, the Company shall not create or issue any Senior Securities.
(d) On any matter described in this Section 6 on which the Series A Preferred Holders are entitled to vote as a class, such Series A Preferred Holders shall be entitled to one vote per Series A Preferred Share and the holders of record of at least one-third of the then outstanding Series A Preferred Shares, present in person or represented by proxy, shall constitute a quorum for purposes of the matters on which such holders are entitled to vote separately as a class. Any Series A Preferred Shares held by the Company or any of its subsidiaries shall not be entitled to vote.
(e) No vote or consent of Series A Preferred Holders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Securities, or (iii) except as expressly provided in paragraph (c) above, the authorization or issuance of any Preferred Shares of the Company.

Section 7 Optional Redemption.
The Company shall have the right at any time, and from time to time, on or after [_____], 2022, to redeem, at its option, in whole or in part, the Series A Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to limitations contained in the first sentence of this paragraph and the next sentence in this paragraph, any redemption of the Series A Preferred Shares shall occur on a date set by the Company (the “Series A Redemption Date”).
(a) The Company shall effect any such redemption by paying cash for each Series A Preferred Share to be redeemed equal to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon to but not including the date of redemption (whether or not such dividends shall have been declared), for such Series A Preferred Shares on such Series A Redemption Date (the “Series A Redemption Price”). The Series A Redemption Price shall be paid by the Paying Agent to the Series A Preferred Holders on the Series A Redemption Date.
(b) The Company shall give notice of any redemption not more than 60 days before the scheduled Series A Redemption Date, to the Series A Preferred Holders of any Series A Preferred Shares to be redeemed as such Series A Preferred Holders’ names appear on the Company’s share transfer books maintained by the Registrar and Transfer Agent at the address of such Series A Preferred Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state: (1) the Series A Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding shares of Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Series A Preferred Holder, (3) the Series A Redemption Price, (4) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that dividends on the Series A Preferred Shares to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(c) If the Company elects to redeem less than all of the outstanding shares of Series A Preferred Shares, the number of Series A Preferred Shares to be redeemed shall be determined by the Company, and such Series A Preferred Shares shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Series A Redemption Price will be paid by the Paying Agent to Series A Preferred Holders on the Series A Redemption Date. The aggregate Series A Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed shares of Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company’s right, if it elects so, to redeem all or part of the Series A Preferred Shares outstanding at any relevant time in accordance with this Section 7 (including this paragraph (c))).
(d) If the Company gives or causes to be given a Series A Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Shares as to which such Series A Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Preferred Holders thereof upon surrender or deemed surrender of such Series A Preferred Shares. If the Series A Redemption Notice shall have been given, then from and after the Series A Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Dividends on such shares shall cease to accumulate and all rights of holders of such Series A Preferred Shares as the Series A Preferred Holders with respect to such Series A Preferred Shares shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the shares to be redeemed), and the holders of any Series A Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years following the applicable Series A Redemption Date or other payment date, shall be, to the extent permitted by law, promptly repaid to the Company upon its written request, after which repayment the Series A Preferred Holders entitled to such redemption or other payment shall have recourse only to the Company.
(e) Any Series A Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series A Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series A Preferred Shares to the Paying Agent, the Paying Agent shall issue to the Series A Preferred Holders a new certificate (or adjust the applicable book-entry account) representing the number Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Series A Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.
(f) The Company and its Affiliates may from time to time purchase Series A Preferred Shares, subject to compliance with all applicable securities and other laws, in open market transactions, privately negotiated transactions, or otherwise. Any Series A Preferred Shares repurchased and canceled by the Company will revert to the status of authorized but unissued Preferred Shares undesignated by the Company.
(g) Notwithstanding anything to the contrary in this Certificate of Designation, the Company shall not (and shall not be required to) redeem, purchase or acquire any Series A Preferred Shares at such time as (i) the terms and provisions of any Senior Securities or any agreement of the Company, including any agreement relating to its indebtedness, prohibit such redemption, repurchase or acquisition, or such redemption, purchase or acquisition would constitute a breach thereof or a default thereunder, or (ii) such redemption, purchase or acquisition is restricted or prohibited under the BCA or other applicable law.

(h) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full cumulative dividends on the Series A Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company may not repurchase, redeem or otherwise acquire, (1) any Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.
Section 8 Change of Control.
On or before the 20th Business Day prior to the consummation of a Change of Control that has been approved by the Company’s Board of Directors (or, in the case where the consummation of the Change of Control is in less than 20 Business Days, promptly after the Board of Directors approves such transaction that will result in a Change of Control but in any event not prior to the public announcement of the transaction resulting in such Change of Control), the Company shall provide written notice thereof to the Series A Preferred Holders (a “Change of Control Notice”), and in connection with any such Change of Control, each Series A Preferred Holder may elect one of the following options (subject to such Change of Control having actually occurred or actually occurring) by written notice given to the Company within 20 Business Days after the date the Company provides such Change of Control Notice (it being understood that if a Series A Preferred Holder fails to timely provide notice of its election to the Company, such Series A Preferred Holder will be deemed to have elected the option set forth in clause (b) below):
(a) cause the Company to redeem all of such Series A Preferred Holder’s Series A Preferred Shares for cash in an amount per share equal to the Change of Control Redemption Price in effect immediately prior to the consummation of such Change of Control plus the amount of any accumulated and unpaid dividends thereon to but not including the date of redemption (whether or not such dividends shall have been declared), in which case the Company shall redeem such Series A Preferred Shares within 60 calendar days of the Company’s receipt of such Series A Preferred Holder’s notice; provided, however, that if, prior to the receipt of such written notice from a holder of Series A Preferred Shares, the Company has provided notice of its election to redeem some or all of the Series A Preferred Shares, such holder of Series A Preferred Shares will not have any right of redemption with respect to the shares called for redemption; or
(b) subject to the Company’s (or, if the Company is not the surviving entity of such Change of Control, the Company’s successor’s) right to redeem the Series A Preferred Shares pursuant to Section 7, continue to hold such Series A Preferred Holder’s Series A Preferred Shares.
Section 9 Rank.
The Series A Preferred Shares shall be deemed to rank:
(a) Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Series A Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Securities”);
(b) On a parity with any class or series of capital stock established after the Series A Issue Date with terms expressly providing that such class or series ranks on a parity with the Series A Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and
(c) Junior to each other class or series of capital stock made senior to the Series A Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and Parity Securities from time to time in one or more classes or series without the consent of the Series A Preferred Holders and, subject to any approvals required by Series A Preferred Holders pursuant to Section 6(c), may issue Senior Securities from time to time in one or more classes or series. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.
Section 10 Fractional Shares.
No Series A Preferred Shares may be issued in fractions of a share.
Section 11 No Sinking Fund.
The Series A Preferred Shares shall not have the benefit of any sinking fund.
Section 12 Record Holders.
To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series A Preferred Holder as the true, lawful and absolute owner of the applicable Series A Preferred Shares for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.
Section 13 Notices.
All notices or communications in respect of the Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.
Section 14 Conversion; Sinking Fund
The Series A Preferred Shares shall not be convertible into Common Stock or any other securities of the Company and shall not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Shares shall not be subject to mandatory redemption or to any sinking fund requirements.
Section 15 Other Rights.
The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.
Executed [CITY], [COUNTRY] on [_________], 2020.

/s/ [NAME]
Name:	[NAME]
Title:	[TITLE]